UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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VORNADO REALTY TRUST
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PROXY SEASON UPDATE APRIL2016

ENGAGEMENT AND OUR RESPONSE TO SHAREHOLDERS 2 Our Board’s Recent Actions in Response to Shareholder Feedback Adopted a Trustee resignation policy in an uncontested election Recommended that shareholders amend the charter to provide for annual Trustee elections Appointed Candace Beinecke to be the new Lead Trustee Actively recruiting one new independent Trustee Amended our Corporate Governance Guidelines to clarify and emphasize diversity as a criteria for the selection of new Trustees Committed to consider whether an independent chairperson is appropriate at the time of the next CEO transition Improved the corporate governance disclosures in our proxy statement Additional Corporate Governance and Compensation Changes in 2015 Increased the power and authority of the Lead Trustee role (see slide 3 for additional details) Adopted policies on clawbacks and prohibition of hedging Increased Trustee equity ownership requirements to 5x annual retainer Designated an additional “Audit Committee Financial Expert” We met with shareholders representing more than 50% of our outstanding shares during the last year. The Chair of our Corporate Governance and Nominating Committee was an active participant in these meetings and shareholder feedback was shared with and discussed among the entire Board.

STRENGTHENED LEAD TRUSTEE POSITION 3 Candace Beinecke Lead Trustee Chair of our Corporate Governance and Nominating Committee Chair of Hughes Hubbard & Reed LLP focusing on corporate governance and corporate transaction matters Chair of First Eagle Funds, Inc. and a board member of ALSTOM and Rockefeller Financial Services, Inc. Expanded Lead Trustee Responsibilities Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions Serving as liaison between the Chairman and the independent Trustees Consulting with the Chairman regarding, and approving the schedule of Board meetings, Board meeting agenda items, and materials sent in advance of Board meetings Calling meetings of the independent Trustees when necessary and appropriate Available for consultation and direct communication with shareholders Candace Beinecke was elected by our independent Trustees as Vornado’s Lead Trustee in March 2016 replacing Russell B. Wight Jr. This role was expanded in 2015 as described below. Vornado’s board governance culture fosters open communication among the Lead Trustee, Chairman and other Trustees. We believe open communication is essential to developing an understanding of important issues, promoting appropriate oversight, and encouraging frank discussion of key topics relevant to a complex and dynamic company.

CORPORATE GOVERNANCE HIGH LIGHT S 4 Independent Board actively engaged in Company strategy A highly experienced Board with diverse skills and relevant backgrounds that suit our business needs Trustee resignation policy in place for any Trustee who does not receive majority support in an uncontested election Annually elected Lead Trustee with clearly defined and enhanced responsibilities Renewed focus on Board composition and refreshment Annual evaluations for full Board, Trustees and Board committees Open communication and strong working relationships among Trustees with regular access to management High Trustee share ownership Strong succession planning process Demonstrated responsiveness to shareholder feedback

COMPENSATION GOVERNANCE HIGH LIGHTS Formula driven annual bonus plan (6x salary for CEO, 5x retainer for Trustees, 3x salary for other NEOs) 5 Significant portion of compensation is variable and performance based Equity grants tied to rigorous absolute and relative total shareholder return (“TSR”) performance goals Significant share ownership and retention requirements Double trigger equity acceleration upon a change-of-control Clawback Policy Policy to prohibit hedging No pledge of Company stock by Trustees or executive officers No tax gross-ups No excessive perks No golden parachute for our CEO or any executive officer No contractual severance arrangement for our CEO

HIGHLY ENGAGED AND EXPERIENCED BOARD Risk/Crisis Mgmt. Investment Financial Literacy Public Company Capital Markets Operations Industry Expertise Accounting 0% 20% 40% 60% 80% 100% 6 The Board is comprised of members who encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to our business and have experience over several business cycles. Trustees with Diverse Skills and Expertise

VORNADO REALTY TRUST